Merger of Renasant Corporation and Metropolitan BancGroup, Inc. January 17, 2017 Exhibit 99.2

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage companies to provide information about their anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects a company from unwarranted litigation if actual results are different from management expectations. This presentation reflects current views and estimates of the respective management of Renasant Corporation (“Renasant” or “RNST”) and Metropolitan BancGroup, Inc. (“Metropolitan”) regarding future economic circumstances, industry conditions, company performance, and financial results. These forward looking statements are subject to a number of factors and uncertainties which could cause Renasant’s, Metropolitan’s, or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward looking statements, and these differences may be material. Forward-looking statements speak only as of the date they are made, and neither Renasant nor Metropolitan assumes any duty to update forward-looking statements. In addition to factors previously disclosed in Renasant’s reports filed with the SEC and those identified elsewhere in this presentation, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Renasant and Metropolitan, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Renasant and Metropolitan’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Renasant’s and Metropolitan’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those indicated or implied in the forward-looking statements.

Transaction Terms and Multiples Based on RNST’s closing price of $38.77 as of January 17, 2017 Aggregate value includes the value of options which will be cashed out at closing Transaction multiples on per share basis using financial data as of and for the year ending December 31, 2016 Consideration Implied Price per Share Aggregate Transaction Value Transaction Multiples (3) Options Management and Board of Directors Due Diligence Termination Fee Required Approvals Expected Closing 100% stock Fixed exchange ratio of 0.6066x shares of RNST common stock for each share of Metropolitan common stock $23.52 (1) $190.2 million (2) Price / Tangible Book: 201.5% Price / 2016 Earnings: 25.5x Core Deposit Premium: 14.4% Metropolitan options will be cashed out Metropolitan’s CEO and other key executives will maintain senior positions with RNST One Metropolitan director will be appointed to the Renasant board Completed $6.8 million Customary regulatory approval; Metropolitan shareholder approval Early third quarter 2017

Metropolitan BancGroup, Inc.

As of December 31, 2016

Total assets:	$1.2 billion	Efficiency Ratio:	67.8%
Total deposits:	$888 million	ROAA:	0.69%
TCE/TA:	7.54%	ROAE:	8.11%

- Metropolitan BancGroup, Inc. is co-headquartered in Memphis, TN and Ridgeland, MS (Jackson, MS MSA)
- Approximately 70% of loans in Tennessee; 30% of loans in Mississippi
- 8 banking offices in key metropolitan markets:
  - Memphis, TN (2)
  - Nashville, TN (2)
  - Jackson, MS (4)
- Since its founding in 2008, Metropolitan has maintained an impressive growth trajectory
- Pristine asset quality since formation
- Targeted focus on meeting the needs of small commercial, middle market and private clients
- Organic growth strategy – "talent centric, branch lite"

Net Income ($mm)



$8.0
$6.0
$4.0
$2.0
$0.0
$1.4
$3.2
$3.1
$3.9
$5.2
$6.3
$7.1
2010
2011
2012
2013
2014
2015
2016

Gross Loans ($mm)



$1,000
$800
$600
$400
$200
$348
$411
$483
$564
$653
$743
$918
2010
2011
2012
2013
2014
2015
2016

RENASANT CORPORATION

4

Transaction Rationale Strategically Advantageous Further enhances Renasant’s Memphis and Nashville, TN and Jackson, MS market presence Complementary cultures and business model Ability to leverage Metropolitan’s management experience in market Ability to expand Metropolitan’s current relationships with more comprehensive services Financially Attractive Accretive to first full year earnings per share (excluding transaction costs; includes recently completed common offering) Approximately 2.9% dilutive to tangible book value at closing with an earnback of less than 3.0 years Estimated IRR exceeds internal rate of return guidelines Realistic cost saving assumption based on market overlap and past acquisition experience (approximately 37.5% of non-interest expense) Pro forma regulatory ratios remain above “well capitalized” guidelines Transaction more than offsets the projected earnings impact of crossing the $10 billion threshold Lower risk opportunity Key management of Metropolitan to remain with Renasant Extensive due diligence process completed Conservative credit culture with solid asset quality Manageable asset size and branch network Complementary business lines that are easily integrated Track record of 6 successfully integrated acquisitions over the last 9 years

Pro Forma Franchise RNST Branches Metropolitan Branches Nashville MSA Memphis MSA Jackson MSA (1) Source: SNL Financial; deposit data as of June 30, 2016

Financial Impact of the Transaction Assumptions Loan Mark Credit: Approximately 1.2% of gross loans Cost Savings Approximately 37.5% (75% realization rate in 2017; 100% in 2018 and thereafter) Pre-Tax Merger Expenses Approximately $22.6 million (1) Core Deposit Intangible 1.5%, 10 year amortization Other purchase accounting marks are non-material Revenue enhancements identified, none assumed in projections Estimated closing in early 3Q 2017 Attractive Returns Immediately accretive to EPS (excluding transaction costs; including recently completed common offering and the projected impact of crossing $10 billion asset threshold) Transaction more than offsets the projected earnings impact of crossing the $10 billion threshold Approximately 2.9% dilutive to tangible book value per share at closing with an earnback period of less than 3.0 years Estimated IRR in excess of our internal guidelines Pro Forma Capital Pro forma capital ratios are expected to remain well in excess of “well capitalized” minimums at close Pro forma TCE ratio of approximately 8.5% at close (1) Includes property lease and fixed asset costs of $9.7 million, employment-related costs of $5.3 million, professional fees of $4.1 million and IT and other costs of $3.5 million

Surpassing the $10 Billion Asset Threshold Accelerates our growth to over $10 billion in total assets into late-2017 Subjects RNST to Durbin Amendment, increased FDIC costs and other anticipated operating expenses in Q3 of 2018 resulting in an annual estimated reduction of pre-tax income on a combined pro forma basis of approximately $10 million RNST started preparing to cross $10 billion in 2013. Significant infrastructure expenses have already been built into our run rate; efforts to date include: Enhanced our information technology infrastructure and personnel Continue to develop and implement a DFAST compliant stress test model Further enhanced an existing robust Compliance Management Program Continue to develop and mature our Enterprise Risk Management program: Named Chief Risk Officer and established an internal Risk Management Committee in 2006 Established a Board Risk Committee in 2011 Implemented various Board level best practices in corporate governance Realigned the senior and middle management organizational structure to more efficiently manage across a larger asset base

Attractive Investment Opportunity Acquisition is consistent with RNST’s strategic plan and M&A expansion strategy, and meets RNST’s investment criteria Metropolitan is a well run, growth oriented, commercial banking franchise Metropolitan represents a merger partner with experienced bankers and professionals adding depth to the executive management team Disciplined financial terms: Immediately accretive to EPS; minimal TBV dilution which is earned back within three years; an IRR which exceeds internal guidelines Metropolitan enhances RNST’s presence in key strategic markets while providing valuable scale and opportunities to enhance operating leverage In-market transaction with extensive local knowledge Comprehensive due diligence completed and branch consolidation opportunities identified Culturally compatible banks with similar core deposit bases and commercial banking orientation Increased size and scale favorably positions RNST for future growth strategies Transaction expected to further enhance RNST’s long-term shareholder value

Appendix

Metropolitan BancGroup, Inc. ($ in thousands) Total Assets 128% Increase in Total Assets Since 2010

Metropolitan BancGroup, Inc. Gross Loans ($ in thousands) 18% CAGR Since 2010 $348,301 $411,271 $563,837 $483,170 $652,577 $743,103 $917,587 Note: Geographic information per Metropolitan

Metropolitan BancGroup, Inc. ($ in thousands) Deposits 13% CAGR since 2010 $424,467 $498,476 $664,992 $640,700 $785,951 $807,599 $887,595 Note: Geographic information per Metropolitan

Metropolitan BancGroup, Inc. 14 ($ in thousands) Asset Quality

Metropolitan BancGroup, Inc.

Historical Financial Performance

Dollar Values in Millions, Except Per Share Amounts

	For the Fiscal Year Ended,				
	2012	2013	2014	2015	2016
Balance Sheet					
Total Assets	$722	$801	$933	$990	$1,156
Net Loans	466	553	639	725	909
Deposits	641	665	786	808	888
Gross Loans / Deposits	75%	85%	83%	92%	103%
Capital					
Total Equity	$64	$70	$78	$84	$92
Total Common Equity	64	70	78	84	87
Tangible Equity / Tangible Assets	8.18%	8.14%	7.91%	8.08%	7.54%
Tangible Common Equity / Tangible Assets	8.18%	8.14%	7.91%	8.08%	7.54%
Leverage Ratio	8.38%	8.81%	8.10%	8.33%	8.13%
Tier 1 Capital Ratio	11.03%	11.06%	10.49%	9.81%	9.53%
Total Capital Ratio	12.08%	12.07%	11.48%	10.76%	12.02%
Earnings & Profitability					
Net Income	$3.1	$3.9	$5.2	$6.3	$7.1
Provision Expense	2.2	1.4	0.5	1.2	1.3
ROAA	0.47%	0.53%	0.58%	0.65%	0.65%
ROAE	4.95%	6.06%	7.09%	7.82%	8.07%
Net Interest Margin	3.32%	3.28%	3.05%	3.05%	3.19%
Non-Int Inc. / Avg. Assets	0.63%	0.62%	0.61%	0.73%	0.67%
Non. Int. Exp. / Avg. Assets	2.81%	2.73%	2.51%	2.52%	2.47%
Efficiency Ratio	73.6%	72.1%	71.2%	69.9%	69.9%
Asset Quality					
NPLs / Loans	0.55%	0.28%	0.30%	0.35%	0.24%
NPAs / Assets	0.50%	0.53%	0.50%	0.59%	0.43%
Reserves / NPLs	206.67%	395.37%	354.51%	300.70%	366.68%
Reserves / Loans	1.14%	1.11%	1.07%	1.04%	0.88%
NCOs / Average Loans	0.43%	0.12%	(0.04%)	0.05%	0.10%
Yield and Cost					
Yield on Loans	4.99%	4.54%	4.36%	4.15%	3.93%
Yield on Earning Assets	4.04%	3.77%	3.53%	3.54%	3.77%
Cost of Deposits	0.71%	0.45%	0.37%	0.40%	0.46%
Cost of Interest Bearing Liabilities	0.92%	0.59%	0.57%	0.59%	0.70%

Note: Metropolitan consolidated data for December 31, 2016; bank level data for other periods shown
Source: SNL Financial

RENASANT CORPORATION

15

Metropolitan BancGroup, Inc. Pro Forma Deposit Market Share Source: SNL Financial

Metropolitan BancGroup, Inc. Combined Loan and Deposit Composition Source: SNL Financial; as of September 30, 2016

Additional Information Renasant intends to file a registration statement on Form S-4 that will include a proxy statement for Metropolitan and a prospectus of Renasant, and Renasant will file relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities. METROPOLITAN INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, METROPOLITAN AND THE PROPOSED MERGER. When available, the proxy statement/prospectus will be mailed to stockholders of Metropolitan. Investors will also be able to obtain copies of the proxy statement/prospectus and other relevant documents (when they become available) free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by Renasant will be available free of charge from Kevin Chapman, Executive Vice President and Chief Financial Officer, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, telephone: (662) 680-1450.

Investor Inquiries E. Robinson McGraw Chairman Chief Executive Officer Kevin D. Chapman Executive Vice President and Chief Financial Officer 209 TROY STREET TUPELO, MS 38804-4827 PHONE: 1-800-680-1001 FACSIMILE: 1-662-680-1234 WWW.RENASANT.COM WWW.RENASANTBANK.COM 19